EXHIBIT 10.1

FORM OF

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT is entered into this _______ day of _______________, 200_, by and between COMMUNITY BANKS, INC., a Pennsylvania corporation (the “Company”), and ROGER A. NICKOL, an individual residing in York County, Pennsylvania (“Nickol”).

BACKGROUND:

A. Nickol has most recently served as the chief executive officer of East Prospect State Bank (“East Prospect”).

B. On _____________, 200_ East Prospect merged with and into CommunityBanks, the banking subsidiary of the Company (the “Merger”), pursuant to an Agreement and Plan of Merger by and among the Company, CommunityBanks and East Prospect dated September 12, 2006 (“Merger Agreement”).

C. At the request of the Company, Nickol has advised the Company that he is willing to serve in the capacity of an independent contractor consultant in order to facilitate the smooth transition and assimilation of the operations and customer relationships of East Prospect with those of CommunityBanks.

D. The parties wish to set forth the terms and conditions of Nickol’s consulting arrangement with the Company. Initially capitalized terms used, but not defined, in this Agreement shall have the same meanings as in the Merger Agreement.

NOW, THEREFORE, in consideration of the premises, and intending to be legally bound hereby, the parties agree as follows:

1.  Retention of Nickol and Duties. Commencing on the Effective Date of the Merger and continuing through the second anniversary of the Effective Date (“Consulting Period”), the Company shall retain Nickol to serve it in the capacity of a consultant and an independent contractor. During the Consulting Period, Nickol shall be responsible to use his best efforts to develop new customer business for the Company and its subsidiaries, retain the existing business relationships of East Prospect, promote the corporate image of the Company in the market heretofore served by East Prospect and engage in such additional duties as may reasonably be requested by the Board of Directors of the Company (the “Board”). Nickol shall report, and otherwise be answerable, to the Chairman of the Board (the “Chairman”); provided, however, that neither the Chairman, nor the Board as a whole, shall be entitled to direct Nickol as to the means and methods he must use to carry out his duties under this section.

2.  Term. The term of this Agreement shall commence the moment immediately following the Merger and continue for a period of two years thereafter, unless earlier terminated pursuant to Section 6.

3.  Time Requirements of Consulting. During the Consulting Period, Nickol agrees to devote such time to his consulting duties hereunder as may reasonably be required to discharge the same; provided, however, that in no event shall he be required, on average, to render consulting services in excess of 15 hours per week. During the Consulting Period, Nickol (or any individual or business controlled by or affiliated with him) may render services to other business entities as he desires, provided the rendering of such services does not materially interfere with the discharge of his consulting duties hereunder and does not otherwise violate the provisions of Sections 7 and 8. With due regard to the duties assigned to him and the reasonable timeframes given to him to perform such duties, Nickol shall be free to take such time off for vacation or otherwise as he desires; provided, however, that as a matter of courtesy, he agrees to give 20 days prior notice to the Chairman of any material period of time that he plans on being unavailable to render services hereunder.

4.  Compensation and Related Matters. During the term hereof, the Company agrees to pay Nickol compensation at an annualized rate of $100,000, at such times as the Company pays its exempt employees their salaries.

5.  Expenses. During the term hereof, the Company shall promptly reimburse Nickol for all out-of-pocket expenses, including automobile mileage expenses, reasonably incurred by him in connection with the discharge of his duties hereunder. Such obligation of expense reimbursement shall not exist until Nickol shall have submitted such detailed information regarding such expenses as the Company requires of its employees and consultants generally.

6.  Early Termination of Agreement. Notwithstanding anything herein to the contrary, the following provisions shall govern the termination of this Agreement prior to the otherwise scheduled expiration of its term set forth in Section 2.

(a)  Death. This Agreement shall terminate immediately upon the death of Nickol. In such event, the Company shall forthwith pay or continue to pay, as provided in Section 13(b) and at the time otherwise due (i) a pro rata portion of his compensation earned through the date of death under Section 4 and (ii) expenses incurred by him but not yet reimbursed pursuant to Section 5.

(b)  Disability. This Agreement shall terminate upon the good faith determination by the Board, after consultation with a physician mutually satisfactory to the parties or their representatives, that Nickol has incurred a “permanent and total disability,” as such term is defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”). In such event, the Company shall forthwith pay or continue to pay to him (or his surviving spouse or estate, as provided in Section 13(b), if appropriate) at the time otherwise due (i) a pro rata portion of his compensation earned through the date of termination under Section 4 and (ii) expenses incurred by him but not yet reimbursed pursuant to Section 5.

(c)  Cause. The Board may terminate this Agreement for Cause. For purposes of this section, the term “Cause” shall mean (i) the willful refusal by Nickol to discharge duties reasonably assigned to him pursuant to the provisions of this Agreement after written notice to Nickol and the failure of Nickol to resume the discharge of such duties within 30 days after such notice, (ii) the material breach of any of the provisions of Sections 7 or 8 or (iii) the incarceration of Nickol for a period of at least 45 days. In such event, the Company shall forthwith pay to him solely (iv) a pro rata portion of his compensation earned through the date of termination under Section 4 and (v) expenses incurred by him but not yet reimbursed pursuant to Section 5.

(d)  Without Cause. In the event the Board terminates this Agreement without Cause prior to its scheduled expiration date, the Company shall forthwith pay to Nickol, in one lump sum (and without discount), an amount equal to (i) all amounts that would otherwise have been paid under

Section 4 had the Agreement not been so terminated and (ii) expenses incurred by him but not yet reimbursed pursuant to Section 5.

(e)  Voluntary Termination by Nickol Without Company Breach. In the event Nickol voluntarily terminates the relationship created by this Agreement, other than by reason of a material breach of the same by the Company, the Company shall forthwith pay him (i) a pro rata portion of his compensation earned through the date of termination under Section 4 and (ii) expenses incurred by him but not yet reimbursed pursuant to Section 5. Notwithstanding the foregoing, Nickol shall remain bound by the provisions of Sections 7 and 8.

(f)  Voluntary Termination by Nickol Following Company Breach. In the event Nickol voluntarily terminates the relationship created by this Agreement by reason of a material breach of this Agreement by the Company, the Company shall forthwith pay, in one lump sum (and without discount), an amount equal to (i) all amounts that would otherwise have been paid under Section 4 had he not so terminated and (ii) expenses incurred by him but not yet reimbursed pursuant to Section 5. Notwithstanding the foregoing, Nickol shall remain bound by the provisions of Sections 7 and 8.

7.  Covenants.

(a)  Covenants. Nickol hereby acknowledges and recognizes the highly competitive nature of the business of the Company and its affiliated companies and accordingly agrees that, during the term of this Agreement (as specified in Section 2) and for a period of one year thereafter, he shall not:

(i) be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation, or enterprise engaged, in any line of business in which the Company or any of its affiliated companies are engaged during the term of this Agreement through the date of his termination hereunder (the “Protected Businesses”), in any state in which the Company or any of its affiliated companies is licensed to do, or otherwise legally engages in, business (the “Non-Competition Area”);

(ii) provide financial or other assistance to any person, firm, corporation, or enterprise engaged in a Protected Business in the Non-Competition Area;

(iii) solicit current or former customers of the Company or any of its affiliated companies in the Non- Competition Area; or

(iv) solicit for hire or otherwise hire current or former employees of the Company or any of its affiliated companies.

(b)  Judicial Cut-Back. It is expressly understood and agreed that, although Nickol and the Company consider the restrictions contained in Section 7(a) reasonable for the purpose of preserving for the Company and its affiliated companies their good will and other proprietary rights, if a final determination is made by a court or arbitrator having jurisdiction that the time or territory or any other restriction contained in Section 7(a) is an unreasonable or otherwise unenforceable restriction against Nickol, the provisions of Section 7(a) shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court or arbitrator may determine or indicate to be reasonable.

8.  Unauthorized Disclosure. During the term of this Agreement, or at any later time, Nickol shall not, without the written consent of the Board or a person authorized thereby, knowingly disclose to any person, other than an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Nickol of his duties hereunder, any material confidential information obtained by him while rendering services to or on behalf of the Company with respect to any of the Company’s or any of its affiliated companies’ services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be damaging to the Company or any of its affiliated companies; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Nickol or any person with the assistance, consent or direction of Nickol) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company or its affiliated companies, or any information that must be disclosed as required by law.

9.  Notices. Any notice required or permitted to be given under this Agreement shall, to be effective hereunder, be given to the Company, in the case of notices given by Nickol, and be given by the Company, in the case of notices given to Nickol. Any such notice shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to the last known residence of Nickol, in the case of notices to Nickol, and to the principal executive office of Company, in the case of notices to Company.

10.  Waiver. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Nickol and an executive officer of the Company specifically designated by the Board for such purpose. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

11.  Assignment. This Agreement shall not be assignable by any party hereto, except by the Company to any successor in interest to its business.

12.  Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matters of this Agreement, and it supersedes all prior written or unwritten understandings between the parties (or between East Prospect and Nickol) with respect to such subject matters.

13.  Successors, Binding Agreement.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Failure by the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a material breach of this Agreement. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to the business and/or assets of the Company as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(b) This Agreement shall inure to the benefit of and be enforceable by Nickol’s personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as appropriate. If Nickol should die while any amount or benefit would be payable to him under this

Agreement if he had continued to live, all such amounts and benefits, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his surviving spouse, if any, and, if there is no surviving spouse, to his estate.

14.  Legal Expenses. The Company shall pay to Nickol (or his surviving spouse or estate) all reasonable legal fees and expenses when incurred by Nickol (or his surviving spouse or estate) in seeking to obtain or enforce any right or benefit provided by this Agreement; provided he (or his spouse or estate) prevails with respect to any material issue in dispute.

15.  Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

16.  Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic internal laws (but not the law of conflict of laws) of the Commonwealth of Pennsylvania.

17.  Headings. The headings of the sections, subsections and paragraphs of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed, or cause to be executed, this Agreement as of the day and year first above written.

COMMUNITY BANKS, INC. By: Eddie L. Dunklebarger, Chairman, President and CEO	WITNESS: ________________________________ Name: Title:

________________________________ Roger A. Nickol	WITNESS: _________________________________ Name: Title: